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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the use in this Registration Statement on Form N-1A of each of our three reports, each dated September 17, 2004, relating to the financial statements and financial highlights of INVESCO Dynamics Fund (now known as AIM Dynamics Fund), INVESCO Small Company Growth Fund (now known as AIM Small Company Growth Fund) and INVESCO S&P 500 Index Fund (now known as AIM S&P 500 Index Fund), which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.




PricewaterhouseCoopers LLP

Houston, Texas
May 12, 2005